ONETRAVEL HOLDINGS, INC.
                        6836 Morrison Boulevard Suite 200
                               Charlotte, NC 28211

August 3, 2005

Via EDGAR

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549
Attn: Jennifer Gowetski

            Re:   OneTravel Holdings, Inc.
                  Registration Statement on Form S-3
                  Registration No. 333-124931
                  ----------------------------------

Dear Ms. Gowetski:

      Pursuant to Rule 461 under the Securities Act of 1933, as amended, OneTravel Holdings, Inc. hereby respectfully requests that the Securities and Exchange Commission take such action as may be necessary and proper in order that the above-referenced Registration Statement on Form S-3 may be declared effective on August 5, 2005, at 4:30 p.m., Eastern Daylight time, or as soon thereafter as possible, subject to prior telephone confirmation.

                                        Very truly yours,

                                        OneTravel Holdings, Inc.


                                        By: /s/ Marc E. Bercoon
                                            ------------------------------------
                                            Marc E. Bercoon,
                                            President

cc:   The American Stock Exchange